EXHIBIT 10.9

Non-Employee Director Compensation Summary Sheet

Annual Retainer	$38,500

Type of Meeting	Amount Paid per Meeting
Board Meeting	$3,850
Special Meeting	$3,850
Telephonic Board Meeting	$1,100
Compensation & Nominating Committee Meeting	$1,650
Audit Committee Meeting	$3,300
Executive Committee Meeting	$3,850
Additional Fee for Chairperson (except Audit)	$1,650
Additional Fee for Audit Committee Chairperson	$2,200